EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements of Stifel Financial Corp. and Subsidiaries on Form S-8 (File Numbers 333-37805, 333-37807, 333-84717, 333-52694, 333-60506, 333-60516, 333-100414, 333-105756, 333-105759, and 333-140662) and on Form S-3 (File Numbers 33-53699, 333-41304, and 333-84952) of our reports dated March 16, 2007, relating to the consolidated financial statements and financial statement schedule of Stifel Financial Corp. and Subsidiaries and management's report on the effectiveness of the internal control over financial reporting, appearing in this Annual Report on Form 10-K/A of Stifel Financial Corp. and Subsidiaries for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

St. Louis, Missouri
June 26, 2007